UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 16, 2007

Health Management Associates, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-11141	61-0963645
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5811 Pelican Bay Boulevard, Suite 500, Naples, Florida	34108-2710
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (239) 598-3131

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On February 16, 2007, Health Management Associates, Inc. (the “Company”) entered into a $3.25 billion Credit Agreement (the “Credit Agreement”) among the Company; Bank of America, N.A., as Lender, Administrative Agent, Swing Line Lender and Letter of Credit (“L/C”) Issuer; Wachovia Bank, National Association, as Lender, Syndication Agent and L/C Issuer; Citicorp USA Inc., JPMorgan Chase Bank, N.A. and SunTrust Bank, as Lenders and Co-Documentation Agents; and certain other lenders that are parties thereto.

The Credit Agreement consists of a seven-year $2.75 billion term loan and a $500.0 million six-year revolving credit facility. The Credit Agreement will be secured by a substantial portion of the Company’s real property and other assets and will be guaranteed as to payment by the Company’s subsidiaries (other than certain exempted subsidiaries). The assets securing the Credit Agreement will also secure the Company’s 6.125% Senior Notes due 2016, which rank pari passu with the Credit Agreement. As of February 23, 2006, the Company has not made any borrowings under the Credit Agreement.

The term loan portion of the Credit Agreement requires principal payments to amortize 1% of the loan’s original face value during each of the first six years of the loan’s term. A balloon payment for the remaining outstanding balance will be due in the final year of the Credit Agreement. The revolving credit facility portion of the Credit Agreement allows the Company to borrow up to $500.0 million (including standby letters of credit). During the six-year term of the revolving credit facility, the Company will be obligated to pay commitment fees based upon the amounts available for borrowing. Amounts outstanding under the Credit Agreement may be repaid by the Company at its option, in whole or in part, at any time without penalty.

Interest under the Credit Agreement is generally payable monthly in arrears. The Company can elect whether interest is based on (i) the LIBOR rate or (ii) the higher of the prime lending rate or the Federal Funds rate plus 0.50%. The effective interest rate includes a spread above the Company’s selected base rate and is subject to modification in the event that the Company’s debt ratings change. Additionally, the Company may elect differing base interest rates for the term loan and revolving credit facility. Within ninety days of executing the Credit Agreement and for the remaining term thereof, the Company is required to maintain interest rate swap contracts or other hedging contracts covering at least 50% of the outstanding borrowings under the Credit Agreement. Such contracts are required to provide for (i) effective payment of interest on a fixed rate basis or (ii) fixed interest rates for a period of at least three years.

The Credit Agreement contains covenants that, without prior consent of the lenders, limit certain of the Company’s activities, including those relating to mergers; consolidations; the ability to secure additional indebtedness; sales, transfers and other dispositions of property and assets; capital expenditures; providing new guarantees; investing in joint ventures; and granting additional security interests. The Credit Agreement also contains customary events of default and related cure provisions. Additionally, the Company is required to comply with certain financial covenants on a quarterly basis.

The Credit Agreement also limits the manner in which the Company can redeem some or all of its 1.50% Convertible Senior Subordinated Notes due 2023 (the “2023 Notes”). Should the Company use borrowings under the Credit Agreement to redeem some or all of the 2023 Notes, it must meet certain financial ratios and, in some circumstances, maintain a specified minimum availability under the revolving credit facility of the Credit Agreement. If the Company elects to borrow funds other than under the Credit

Agreement or issue equity securities in order to fund a redemption of some or all of the 2023 Notes, it will be subject to separate requirements, including, among other things, a requirement that the Company maintain compliance with certain financial ratios. As set forth in the Credit Agreement, such additional borrowed funds must be in the form of either permitted subordinated indebtedness or permitted senior unsecured indebtedness.

The preceding description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such Credit Agreement, which is included as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

The Credit Agreement was entered into in furtherance of the recapitalization announced on January 17, 2007 (the “Recapitalization”), pursuant to which the Company intends to pay a special cash dividend of $10.00 per share of its common stock (for an aggregate dividend payment of approximately $2.4 billion) on March 1, 2007 to stockholders of record on February 27, 2007 who continue to hold their shares on March 1, 2007. In addition to funding the special $10.00 per share cash dividend, borrowings under the Credit Agreement will be used by the Company to repay all amounts outstanding under the Company’s existing $750.0 million revolving credit agreement, which is being terminated as part of the Recapitalization, as described in Item 1.02 below. The lenders under the Company’s existing revolving credit agreement are substantially the same as the lenders under the Credit Agreement.

Item 1.02.	Termination of a Material Definitive Agreement

On February 21, 2007, the Company provided notification to Bank of America, N.A. that the Credit Agreement dated as of May 14, 2004 between the Company, Bank of America, N.A., as Administrative Agent, Wachovia Bank, National Association, as Syndication Agent, JPMorgan Chase Bank and SunTrust Bank, as Co-Documentation Agents, and Banc of America Securities LLC and Wachovia Capital Markets, LLC, as Joint Lead Arrangers and Joint Book Managers, as amended by the First Amendment to Credit Agreement and Limited Consent dated as of April 4, 2006, (collectively, the “Former Credit Facility”), would be terminated effective as of February 28, 2007. The Company’s termination of the Former Credit Facility occurred in connection with the Recapitalization and the related execution of the Credit Agreement, as described in Item 1.01 of this Current Report on Form 8-K and incorporated herein by reference. The Former Credit Facility can be found at Exhibit 4.5 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 and Exhibit 99.1 to the Company’s Current Report on Form 8-K dated April 4, 2006. The Company will not incur any early termination penalties in connection with its termination of the Former Credit Facility.

The Former Credit Facility allowed the Company to borrow, on an unsecured basis, up to $750.0 million (including standby letters of credit). Under the Former Credit Agreement, the Company could elect whether interest was based on the prime rate or the LIBOR rate. The effective interest rate on borrowings under the Former Credit Agreement included a spread above the Company’s selected base rate, subject to certain adjustments. During the term of the Former Credit Facility, the Company was obligated to pay certain commitment fees based on amounts available for borrowing. The Former Credit Agreement also contained covenants that, without prior consent of the lenders, limited certain activities, including those relating to mergers, consolidations and the Company’s ability to secure additional indebtedness, make guarantees and grant security interests. The Company was also required to comply with certain financial covenants contained in the Former Credit Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 20, 2007, the Compensation Committee of the Company’s Board of Directors approved cash bonuses and contingent stock awards for certain officers of the Company, including the Named Executive Officers set forth below. The contingent stock award granted to each officer set forth below is equal in value to such officer’s cash bonus. The number of shares granted was based on the closing price of the Company’s common stock on February 20, 2007, which was $20.72 per share. The shares awarded were credited to each senior executive officer’s account and will vest on the fourth anniversary of the date of the award, at which time the shares will be issued.

Executive Officer	Cash Bonus		Number of Shares of Common Stock Awarded
Burke W. Whitman, President and Chief Operating Officer	$600,000	(1)	28,958	(1)

Robert E. Farnham, Senior Vice President and Chief Financial Officer	$206,250		9,954

Peter M. Lawson, Executive Vice President – Hospital Operations	$49,000		2,365

Jon P. Vollmer, Executive Vice President – Hospital Operations	$49,000		2,365

(1)	As previously reported by the Company in its Current Report on Form 8-K dated December 7, 2005, Mr. Whitman’s 2006 cash bonus and contingent stock award were guaranteed by the Company in connection with his initial employment.

The cash bonuses and contingent stock awards described above were made under the Company’s 1996 Executive Incentive Compensation Plan (the “EICP”). The EICP is a comprehensive executive compensation plan in which the Company’s Named Executive Officers, among others, may participate. The EICP, including all material amendments, can be found at Exhibits 10.10, 10.11, 10.13 and 10.14 to the Company’s Annual Report on Form 10-K for the year ended September 30, 2005.

On February 20, 2007, the Compensation Committee also approved a one year extension of the terms of a certain Memorandum (the “Memorandum”) that was included as a part of Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005. Pursuant to the Memorandum, which is incorporated herein by reference, William J. Schoen, the Company’s non-employed Chairman of the Board of Directors, provides certain services to the Company. In connection therewith, Mr. Schoen is entitled to receive $300,000 in annual compensation. The extension of the terms of the Memorandum was retroactive to January 1, 2007.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description
99.1	Credit Agreement dated as of February 16, 2007 among Health Management Associates, Inc.; Bank of America, N.A., as Lender, Administrative Agent, Swing Line Lender and Letter of Credit (“L/C”) Issuer; Wachovia Bank, National Association, as Lender, Syndication Agent and L/C Issuer; Citicorp USA Inc., JPMorgan Chase Bank, N.A. and SunTrust Bank, as Lenders and Co-Documentation Agents; and certain other lenders that are parties thereto (includes form of Term B Note, form of Revolving Credit Note, form of Guaranty and form of Security Agreement).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTH MANAGEMENT ASSOCIATES, INC.

Date: February 23, 2007	By:	/s/ Robert E. Farnham
Robert E. Farnham
Senior Vice President and
Chief Financial Officer